                                                                    Exhibit 99.1
Friday, October 17, 2003

PRESS RELEASE

Source:    Farmers National Banc Corp.
           Frank L. Paden, President
           20 South Broad St. P.O. Box 555
           Canfield, OH 44406
           330-533-3341
           330-533-0451 (FAX)
           Email: exec@fnbcanfield.com

                FARMERS NATIONAL BANC CORP. REPORTS EARNINGS FOR
                 THIRD QUARTER 2003 AND DECLARES STOCK DIVIDEND

     CANFIELD, Ohio (October 17, 2003) - Farmers National Banc Corp, (OTC BB:
FMNB), the parent holding company of Farmers National Bank, today reported its net earnings for the third quarter of 2003.

     For the three months ended September 30, 2003, Farmers National Banc Corp. achieved net income of $2.442 million. This represented an increase of 9% over the same three-month period a year ago. Earnings per diluted share were $0.19 for the quarter ended September 30, 2003, up 6% over the $0.18 per diluted share in the same quarter in 2002.

     For the nine months ended September 30, 2003, Farmers National Banc Corp. recorded net income of $7.071 million, or $.56 per diluted share, an increase of 25% over the $5.656 million, and up 24% over the $.45 per diluted share reported for the same nine months in 2002.

     Net interest income increased 14% during the nine months ended September 30, 2003, as compared to the same nine-month period in 2002, while non-interest expenses increased only 5% during these same periods.

     These results equate to a 1.20% Annualized Return on Average Assets and a 11.52% Annualized Return on Average Equity, as compared to 1.08% and 10.37% for the same period in 2002. The company's efficiency ratio improved from 60.46% for the nine-month period ending September 2002, to 56.14% for the same period in 2003.

     As of September 30, 2003, total assets for the corporation are $802.822 million, an increase of 7% over the $750.828 million recorded at September 30, 2002.

     Total loans at September 30, 2003 were $463.611 million, an increase of 3% over the $448.069 million in total loans reported on September 30, 2002. During those same periods, the company has increased its Investment Securities portfolio by 22% from $238.148 million on September 30, 2002 up to $291.729 million on September 30, 2003.

     On October 14, 2003, the Board of Directors declared a 2% stock dividend, payable on November 28, 2003 to shareholders of record on November 14, 2003. This stock dividend marks the twenty-eighth consecutive year that the corporation paid this type of dividend.

     Farmers National Bank operates sixteen banking offices throughout Mahoning, Trumbull and Columbiana Counties. The bank offers a wide range of banking and investment services to companies and individuals, and maintains a website at www.fnbcanfield.com.

     This earnings announcement presents a brief analysis of the assets and liability structure of the Corporation and a brief discussion of the results of operations for each of the periods presented. Certain statements in this announcement that relate to Farmers National Banc Corp.'s plans, objectives, or future performance may be deemed to be forward-looking statements within the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations. Actual strategies and results in future periods may differ materially from those currently expected because of various risks and uncertainties.

     Among the important factors that could cause actual results to differ materially are interest rates, changes in the mix of the company's business, competitive pressures, general economic conditions and the risk factors detailed in the company's other periodic reports and registration statements filed with the Securities and Exchange Commission.

                              FINANCIAL HIGHLIGHTS
                   FARMERS NATIONAL BANC CORP. AND SUBSIDIARY


                                      (Amounts in thousands, except per share data)

FOR THE NINE MONTHS ENDED                SEPT. 30, 2003        SEPT. 30, 2002

------------------------------------------------------------------------------------
Net Income                                            $7,071                 $5,656
Per share *                                             0.56                   0.45
Cash dividends paid                                    5,578                  5,070
Per share                                               0.45                   0.42
------------------------------------------------------------------------------------

AT THE END OF NINE MONTHS
------------------------------------------------------------------------------------
Total Assets                                        $802,822               $750,828
Loans                                                463,611                448,069
Total Deposits                                       624,368                581,954
Investment Securities                                291,729                238,148
Stockholders' Equity                                  79,402                 79,788
Book Value Per Share                                    6.39                   6.56
Shares Outstanding                                    12,422                 12,158
------------------------------------------------------------------------------------

RATIOS
------------------------------------------------------------------------------------
Return on Average Assets                               1.20%                  1.08%
Return on Average Equity                               11.52                  10.37
Efficiency Ratio                                       56.14                  60.46
Equity to Asset Ratio                                   9.89                  10.63
Dividends to Net Income                                78.89                  89.64
Loans to Assets                                        57.75                  59.68
Net Loans to Deposits                                  73.16                  75.83
Allowance for Loan Losses to Total Loans                1.47                   1.51
Non-performing Loans to Total Loans                     0.36                   0.34
------------------------------------------------------------------------------------



  * Net income per share amounts have been adjusted for the recently announced 2% stock dividend.